[Midland National Letterhead]

April 27, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   LiveWell Freedom Variable Annuity

File Number: 333-221820

Commissioners:

            Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the “1933 Act”) Midland National Life Separate Account C (File Number: 333-176870), hereby requests acceleration of pre-effective amendment number 2 to the effective date of the above-captioned registration statement on Form N-4 under the 1933 Act and that the registration statement be declared effective on May 1, 2018, or as soon thereafter as reasonably practicable.

                                    MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C

                                    By: Midland National Life Insurance Company

                                                            By: /s/Steven C Palmitier

                                                                       Steven C. Palmitier

                                                                       President & Chief Operating Officer